AMENDMENT NO. 27

TO

SECOND AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of January 1, 2019, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Funds (Invesco Investment Funds), a Delaware statutory trust, as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to change to the fee structure under the Agreement;

NOW, THEREFORE, the parties agree as follows;

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Portfolios	Effective Date of Agreement
Invesco All Cap Market Neutral Fund	December 16, 2013
Invesco Balanced-Risk Allocation Fund	May 29, 2009
Invesco Balanced-Risk Commodity Strategy Fund	November 29, 2010
Invesco Greater China Fund	July 1, 2006
Invesco Developing Markets Fund	July 1, 2006
Invesco Emerging Markets Flexible Bond Fund	June 14, 2010
Invesco Emerging Markets Select Equity Fund	May 31, 2011
Invesco Endeavor Fund	July 1, 2006
Invesco Health Care Fund	July 1, 2006
Invesco Global Infrastructure Fund	April 22, 2014
Invesco Global Market Neutral Fund	December 16, 2013
Invesco Global Targeted Returns Fund	December 16, 2013
Invesco Long/Short Equity Fund	December 16, 2013
Invesco Low Volatility Emerging Markets Fund	December 16, 2013
Invesco Macro Allocation Strategy Fund	September 25, 2012
Invesco MLP Fund	April 22, 2014
Invesco Multi-Asset Income Fund	December 14, 2011
Invesco Pacific Growth Fund	February 12, 2010
Invesco Select Companies Fund	July 1, 2006
Invesco U.S. Managed Volatility Fund	December 18, 2017
Invesco World Bond Fund	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

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